Exhibit 10.6

METHODE ELECTRONICS, INC.

2024 LONG-TERM PERFORMANCE-BASED

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Long-Term Performance-Based Restricted Stock Unit Award Agreement (the “Award Agreement”), effective as of July 15, 2024 (the “Award Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”) and Jonathan DeGaynor (the “Grantee”).

WHEREAS, the Company desires to encourage Grantee to continue to work for the benefit of the Company in a manner that will benefit all Company stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, the Company agrees to award to the Grantee Performance-Based Restricted Stock Units (“PSUs”) under the Methode Electronics, Inc. 2022 Omnibus Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan.

1.
General. This Award Agreement and the PSUs awarded herein are subject to all of the provisions of the Plan applicable to such PSUs. Unless the context otherwise requires, capitalized terms used herein shall have the same meanings as in the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and that Grantee has read the Plan and fully understands its content. In the event of any conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.
2.
Grant. The Company hereby grants to the Grantee a total of 138,758 PSUs (the “PSUs”), subject to the restrictions set forth in Section 3 hereof and the Plan. The Award’s performance period (“Performance Period”) and performance criteria (the “Performance Criteria”) are set forth in Exhibit A to this Agreement. The Performance Criteria has been established by the Compensation Committee of the Board (the “Committee”), which shall determine and certify whether such criteria have been satisfied.
3.
Restrictions.
(a)
None of the PSUs may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of.
(b)
Except as provided below, any PSUs that are not vested shall be forfeited to the Company immediately upon termination of the Grantee’s employment with the Company and all of its Affiliates.
(c)
Any PSUs that are not vested may be forfeited to the Company in accordance with Section 9 of this Award Agreement.
4.
Payment for PSUs.
(a)
The Company will pay one share of Common Stock to the Grantee for each vested Restricted Stock Unit as soon as practicable following the end of the Performance Period, but in no event later than seventy-five (75) days after the end of the Performance Period during the period between the first day following the Performance Period and July 15, 2027.

(b)
Notwithstanding the foregoing, in the event that the Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and the Award is considered to be “nonqualified deferred compensation” upon the Grantee’s “Separation from Service” as defined below, any payment under this Award Agreement which results from a Separation from Service shall be delayed until the earlier of (i) first day of the seventh (7th) month beginning after the Grantee’s Separation from Service, or (ii) the Grantee’s death, if such a delay is necessary to avoid the imposition of additional tax and interest on the Grantee under Section 409A(a)(1)(B).
5.
Rights as Stockholder. The Grantee shall have no rights as a stockholder with respect to any PSUs. The Grantee will only have stockholder rights after a stock certificate is issued.
6.
Vesting. Subject to the terms of this Award Agreement, the PSUs shall be earned and vested based on (i) continued service by the Grantee with the Company or a Subsidiary or Affiliate until the Time Measure, and (ii) the attainment level for the Performance Measure. The date on which the Time Measure and the Performance Measure are both satisfied shall be the “Vesting Date”. Any PSUs that are not earned and do not vest pursuant to Exhibit A and this Section 6 shall be immediately cancelled and forfeited to the Company as of the Vesting Date. Any fractional shares created by the vesting calculations described in Exhibit A will be rounded down to a whole share number; no fractional shares will vest pursuant to this Award Agreement. The Time Measure and the Performance Measure, which constitute the Performance Criteria, are described on Exhibit A to this Agreement.
7.
Effect of Termination of Employment in Connection with Death, Disability, or Involuntary Termination of Employment Without Cause. Notwithstanding Section 6 above, the following provisions shall apply to the PSUs in the event of the Grantee’s termination of employment in connection with death, disability, or involuntary termination without Cause prior to the end of the Performance Period:
(a)
if the Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated due to Disability as defined in the Plan or death, then all of the PSUs will become immediately vested at the target level of performance; and
(b)
except as provided in Section 8 below, if the Grantee experiences an involuntary termination of employment for reasons other than Cause, the PSUs shall, as of the scheduled Vesting Date, vest and be earned based on actual performance on a pro rata basis based on the date of the Grantee’s termination of employment. The fraction (subject to a maximum of one (1)) to be used to determine the number of shares of PSUs to be earned hereunder shall have a denominator equal to thirty-six (36) and the numerator shall be equal to the number of fiscal months elapsed between the Award Date and the date of the termination of employment (rounded up to the nearest whole month). Grantee’s right to this pro rata portion of the PSUs is conditioned upon Grantee signing and delivering to the Company, within the time period required by the Company, a written general release of claims against the Company in a form acceptable to the Company (the “Release”), and not revoking the Release within any applicable revocation period.
8.
Change of Control. Notwithstanding Section 6 above, the following provisions shall apply to the Awards in the event of a Change of Control prior to the end of the Performance Period:
(a)
In the event of a Change of Control, the surviving or successor entity (or its parent corporation) may continue, assume or replace the PSUs outstanding as of the Date of the Change of Control on substantially the same terms and conditions (with such adjustments as may be required or permitted by Section 4.6 of the Plan), and such PSUs or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Sections 8 (c) and (d) below.

(b)
If and to the extent that the outstanding PSUs are not continued, assumed or replaced in connection with a Change of Control, then all unvested PSUs will become immediately vested and non-forfeitable and payable at the actual performance, determined on the closing date for the Change of Control.
(c)
If and to the extent that the Awards (i) are not continued, assumed or replaced in connection with a Change of Control, or (ii) are (x) continued, assumed or replaced under the circumstances described in Section 8(a) above, and (y) if within two years after the Change of Control the Grantee experiences an involuntary termination of employment or other service for reasons other than Cause or Grantee shall terminate employment with Good Reason, then all unvested PSUs shall be earned and payable at the target level of performance.
(d)
Notwithstanding whether the Awards are continued, assumed or replaced in connection with a Change of Control, if the Grantee experiences an involuntary termination of employment or other service for reasons other than Cause or Grantee shall terminate employment with Good Reason during the period beginning on the date an agreement is entered into by the Company with respect to a merger, consolidation or similar transaction of the Company, which would constitute a Change of Control, and the effective time of such merger, consolidation or similar transaction of the Company, then a pro rata portion of the PSUs shall be earned and payable at the target level of performance. The fraction (subject to a maximum of one (1)) to be used to determine the pro rata vesting level for the PSUs shall have a numerator equal to the number of fiscal months elapsed between Award Date and the date of the Change of Control (rounded up to the nearest whole month), and the denominator of which shall be thirty-six (36).
(e)
The following definitions shall apply for purposes of this Section 8:
(1)
“Change of Control” shall have the meaning set forth in that certain Change in Control Agreement between the Company and Grantee, dated July 15, 2024 (the “Change in Control Agreement”).
(2)
“Good Reason” shall exist hereunder if, without Grantee’s express written consent any of the following events or actions occurs, provided that no finding of Good Reason shall be effective unless and until the Grantee has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice: (A) the Company shall materially reduce the nature, scope or level of the Grantee’s responsibilities from the nature, scope or level of such responsibilities prior to the Change of Control, or shall fail to provide Grantee with adequate office facilities and support services to perform such responsibilities; (B) the Company shall require Grantee to move Grantee’s principal business office more than 25 miles from Grantee’s principal business office at the time of this Award Agreement, or assign to the Grantee duties that would reasonably require such move; provided, however, that if the Grantee’s principal business office is not located at the Company’s then current corporate headquarters, and the Company requires Grantee to move Grantee’s principal business office to such corporate headquarters, or assigns to the Grantee duties that would reasonably require such move, such actions shall not constitute “Good Reason” under this subsection; (C) the Company shall require Grantee, or assign duties to the Grantee which would reasonably require Grantee, to increase, by more than twenty-four, the number of normal working days (determined at the time of this Award Agreement) that Grantee spends away from Grantee’s principal business office during any consecutive twelve-month period; (D) the Company shall reduce Grantee’s annual salary below that in effect as of the date of this Award Agreement (or as of the Change of Control, if greater); (E) the Company shall materially reduce or fail to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such incentive, bonus, retirement and benefit plans, programs and arrangements provided to the Grantee is not materially less than their aggregate value as of the date of this Award Agreement (or as of the Change of Control, if greater); or (F) if the Board of Directors fails to act in good faith with respect to the Company’s obligations hereunder, or the Company breaches its obligations hereunder.
9.
Forfeiture. If Grantee’s employment is terminated for Cause, as such term is defined in that certain Executive Severance and Retention Agreement between the Company and Grantee, dated July 15, 2024 (the “Severance Agreement”), then the unvested PSUs shall be forfeited to the Company effective as of the date on which the Grantee entered into such activity, unless terminated sooner by operation of another term or condition of this Award Agreement or the Plan.
10.
Additional Delivery. Within 2½ months of the date the PSUs have been vested pursuant to this Award Agreement, the Company shall pay to the Grantee a dividend equivalent equal to the aggregate per share cash dividends with respect to all cash dividend record dates that fall between the Award Date and the Vesting Date, multiplied by the number of PSUs that vest as of such Vesting Date (without interest). The Company may withhold from any payment that it is required to make under this Award Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, local or foreign law due in connection with this Award or the payment described in this Section. No dividends shall be paid to the Grantee with respect to any Restricted Stock Unit that does not vest and is forfeited by Grantee.
11.
Construction. This Award Agreement is subject to the terms of the Plan and shall be construed in accordance therewith. All capitalized and undefined terms herein are subject to the definitions contained in the Plan. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois and the Grantee consents to the jurisdiction and venue of those courts.
12.
Severability. The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
13.
Waiver. The waiver by the Company of a breach of any provision of this Award Agreement by Grantee shall not operate or be construed as a waiver of any subsequent breach by the Grantee.
14.
Binding Effect. The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Grantee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Grantee.
15.
Withholding. Grantee agrees, as a condition of this grant, to make acceptable arrangements to pay any withholding or other taxes or deductions that may be due or may arise as a result of the vesting of the PSUs or other payments under this Award Agreement. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment or other deduction is required relating to the vesting of shares or other payments arising from this grant, the Company shall have the right to require such amounts or deductions from Grantee, or withhold such amounts or deductions from other payments due Grantee from the Company or any Affiliate.
16.
Dispute Resolution. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Award Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect. The arbitrator will be an attorney licensed to practice law in the State of Illinois. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Except as set forth below, each party shall pay: the fees of their or its attorneys; the expenses of their or its witnesses; and all other expenses connected with presenting their or its case. Except as set forth below, the costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties. In the event of a Dispute following or in connection with a Change of Control, the Company shall pay the fees of the arbitrator as well as the cost of any record or transcripts of the arbitration hearing and other administrative fees and costs. In all Disputes, the arbitrator will have discretion to make an award of fees, costs and expenses to the prevailing party.
17.
Section 409A Compliance. It is the intention of the Company and the Grantee that the PSUs and other benefits awarded under this Award Agreement shall comply with Section 409A of the Code and its implementing regulations (“Section 409A”) and shall be interpreted in a manner consistent with this intent. Notwithstanding anything to the contrary contained herein, a termination of the Grantee’s employment shall not be deemed to have occurred for purposes of making any payments under this Award Agreement unless such termination gives rise to a “Separation from Service” (within the meaning of Section 409A, a “Separation from Service”) and references to “termination of employment” shall mean Separation from Service. In the event that the Company or the Grantee reasonably determines that any award under this Award Agreement fails to comply with Section 409A, the Company and Grantee shall work together to adopt such amendments to this Award Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective to the extent allowable by applicable laws), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Grantee. Grantee shall be solely responsible for the tax consequences with respect to all amounts payable under this Award Agreement, and in no event shall the Company have any responsibility or liability if this Award Agreement does not meet any applicable requirements of Section 409A.
18.
No Retention Rights. Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment or services by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment or service of the Grantee.
19.
No Guarantee of Future Awards. The grant of PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants, even if PSUs have previously been granted.

20.
Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
21.
Entire Agreement and Clawback Policy. This Award Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Award Agreement. This Award Agreement and the PSUs granted hereunder are subject to the Plan and the terms of any Change in Control Agreement between the Company and Grantee, as the same may be amended from time to time, if any. Additionally, this Award Agreement and the Awards granted hereunder are subject to the terms of the Company’s recoupment, clawback or similar policy as in effect from time to time, as well as any similar provisions of applicable law, including Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Dodd Frank Wall Street Reform and Consumer Protection Act. In addition, the Company shall recover from Grantee any Award recoverable under Section 304 of the Sarbanes-Oxley Act of 2002.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company by one of its duly authorized representatives has executed this Award Agreement as of the day and year first above written.

METHODE ELECTRONICS, INC.

By: /s/ Bruce K. Crowther
Bruce K. Crowther

Its: Chair, Compensation Committee

Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company. IF A COPY OF THIS AWARD AGREEMENT EXECUTED BY THE GRANTEE HAS NOT BEEN RECEIVED BY THE COMPANY NO LATER THAN THIRTY (30) DAYS AFTER THE AWARD DATE, THE RESTRICTED STOCK UNITS GRANTED UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.

BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT. FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement and the Plan as they pertain hereto.

GRANTEE

/s/ Jonathan DeGaynor

Jonathan DeGaynor

Exhibit A

Performance Period and Performance Criteria

1.
Performance Period. The “Performance Period” is the period between April 29, 2024 and April 30, 2027.
2.
Performance Criteria. The Grantee’s PSUs shall become vested based on the satisfaction of both the Time Measure and the Performance Measure, each as outlined below.
3.
Time Measure. Except to the extent provided in Section 7(b), 8(b), 8(c), and 8(d) of the Award Agreement, the “Time Measure” shall be satisfied based on Grantee’s continued employment with the Company or a Subsidiary or Affiliate through the date the Committee has certified the Company’s attainment of the Performance Measure, which shall occur immediately following the end of such Performance Period.
4.
Performance Measure.
(a)
The number of PSUs that would be delivered pursuant to this Exhibit A, assuming the Performance Measure described in this Section 4 has been attained at the Target Level, is listed in Section 2 of the Award Agreement. The final number of PSUs, if any, that will be delivered at the end of the Performance Period (defined above) shall be calculated as described below based upon the Payout Percentage (see table below in Section 4(c)).
(b)
The Performance Measure used to determine (1) the number of PSUs that will be earned as of the end of the Performance Period, and (2) the number of shares of Common Stock delivered upon settlement of such PSUs, shall be the Company’s Annualized Total Stockholder Return (“Annualized TSR”) for the Performance Period, subject to and provided that a Change of Control has not occurred before the end of the Performance Period.
(c)
If the Company’s Annualized TSR is between two of the designated performance levels below, the Payout Percentage shall be determined based on linear interpolation. No portion of this Award will be earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria as described below. Any determination of performance under this Agreement shall be determined by the Committee in accordance with the Plan’s terms.

Level	Annualized TSR	Payout Percentage
Maximum	Twenty Percent (20%)	200% of Target Level
Target	Fifteen Percent (15%)	100% of Target Level
Threshold	Ten Percent (10%)	50% of Target Level
Below Threshold	Less than Ten Percent	0%

(d)
“Annualized TSR” shall be the Company’s annualized total shareholder return, calculated as follows:

Ending Average Stock Price+Reinvested Dividend AmountBeginning Average Stock Price1/n-1

where n is equal to 3, which is the number of years over which Annualized TSR is measured.

The “Ending Average Stock Price” shall be calculated as the volume weighted average price for the Company’s Common Stock for the last 20 trading days of the Performance Period.

The “Beginning Average Stock Price” shall be calculated as the volume weighted average price for the Company’s Common Stock for the last 20 trading days prior to the first day of the Performance Period.

“Reinvested Dividend Amount” shall be calculated as the sum of the total dividends paid on one share of Common Stock during the Performance Period, assuming reinvestment of such dividends in such Common Stock (based on the Closing Stock Price of such Stock on the ex-dividend date). For the avoidance of doubt, it is intended that the foregoing calculation of Reinvested Dividend Amount shall take into account not only the reinvestment of dividends in a share of Common Stock but also capital appreciation or depreciation in the shares of Common Stock deemed acquired by such reinvestment.

(e)
As soon as administratively practicable after the end of the Performance Period, the Company’s Annualized TSR shall be calculated and reviewed by the Committee. The Committee shall certify in writing the extent to which the Performance Measure has been satisfied and the Payout Percentage for the Award.
(f)
In addition to any other authority or powers granted to the Committee herein or in the Plan, the Committee shall have the authority to interpret and determine the application and calculation of any matter relating to the determination of Annualized TSR, including any terms in the Agreement or this Exhibit A related thereto. The Committee shall also have the power to make any and all adjustments it deems appropriate to reflect any changes in the Company’s outstanding Common Stock, including by reason of subdivision or consolidation of Common Stock or other capital readjustment, the payment of a stock dividend on the Common Stock, other increase or reduction in the number of shares of Stock outstanding, recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to holders of Common Stock. The determination of the Committee with respect to any such matter shall be conclusive.